Exhibit 10.66

9 November 2021 Mr. Neil Josephson
Interim Chief Medical Officer

Promotion to Chief Medical Officer

Dear Neil,

On behalf of the Board of Directors of Zymeworks Inc. (“Zymeworks”), I am pleased to confirm your promotion to the position of Chief Medical Officer, effective 15 November 2021, and the following changes to your compensation:

	Current	New
Base Salary (USD)	$453,200	$480,000
Bonus Target	35% + 5% Interim	40%

The increase in base salary will be reflected starting on your 30 November 2021 pay.

Subject to approval of the Board or an authorized committee thereof: (i) you will also receive equity awards worth a total of $2,000,000 USD, to be issued in a 75% stock option and 25% restricted stock unit (RSU) mix on or as soon as practicable after 10 November 2021; and (ii) if prior to the first anniversary of the grant date Zymeworks (A) removes you from the role of Chief Medical Officer or (B) terminates your employment without cause (the effectiveness of such removal or termination, the “Acceleration Date”), the date upon which 25% of such stock options become exercisable and 25% of such RSUs become vested shall be accelerated to such Acceleration Date.

You will be notified via email when your stock option and RSU grants are ready for your review and acceptance in Shareworks.

Your revised compensation is based on a market assessment of Zymeworks’ compensation practices and your contributions to Zymeworks’ goals and ongoing efforts to make Zymeworks a world leader in antibody and protein therapeutics.

All other terms and conditions of your employment contract remain unchanged.

Neil, I want to personally thank you for all your contributions and commitment to Zymeworks’ success. This promotion is well-earned and well-deserved.

Sincerely,

/s/ Ali Tehrani

Dr. Ali Tehrani
President & Chief Executive Officer

Zymeworks Biopharmaceuticals Inc. | 1215 4th Avenue, Suite 2100, Seattle WA, 98161| zymeworks.com